Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 23, 2020 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and John M. Gay (“Executive”).

WITNESSETH:

WHEREAS, Executive has been serving as the principal financial officer of the Company and is subject to the terms of the Confidentiality and Assignment of Inventions Agreement and the Noncompetition Agreement, both executed by Executive on May 21, 2018 (collectively the “Restrictive Covenants Agreements”); and

WHEREAS, the Company wishes to appoint Executive as the Chief Financial Officer, and Executive desires to accept such appointment and continued employment with the Company, on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.EMPLOYMENT. As of the Effective Date, Executive shall serve as the Company’s Chief Financial Officer (“CFO”) upon the terms and conditions hereinafter set forth.

2.DUTIES; EXCLUSIVE SERVICE.

(a)Executive shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Company’s Chief Executive Officer (the “CEO”), as well as any duties as are set forth in the Bylaws of the Company related to Executive’s position. In addition, Executive expressly agrees that his services include but are not limited to attendance at scheduled meetings of the Company’s Board of Directors (the “Board”) and all other normal duties associated with the responsibilities of a Chief Financial Officer. Executive agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Executive further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. Notwithstanding the foregoing, Executive may serve on boards or advisory committees without compensation of non-profit or charitable organizations and, with the prior written consent of the CEO, boards or advisory committees of for-profit organizations or companies, in each case, so long as such service and obligations do not interfere with Executive’s duties at the Company. During the Term, Executive agrees to immediately resign from the board of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in the reasonable discretion of the Board.

3. COMPENSATION. Executive’s compensation shall be paid as follows:

(a)Base Salary. Executive shall receive as compensation a base salary at an annual rate of Three Hundred Fifteen Thousand Dollars ($315,000.00) (“Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive. Base Salary under this Agreement shall be applied retroactively as of June 1, 2020, and the Company shall provide Executive with a make-up payment to cover such retroactive application in the first payroll check following the Effective Date. Base Salary shall be payable semi-monthly in accordance with the Company’s regular payroll practices and procedures. Base Salary shall be subject to annual review by the Company and adjustment within the Company’s discretion.

(b)Annual Bonus. For each calendar year during the Term, Executive will be eligible to receive an annual performance-based cash bonus, upon achievement of the annual bonus objectives established by the Company (“Annual Bonus”) pursuant to the Company’s Executive Annual Incentive Plan or another bonus plan established by the Company, with a target Annual Bonus equal to thirty five percent (35%) of Base Salary for achievement of the performance objectives established by the Company. Executive’s eligibility for an Annual Bonus is contingent on Executive remaining employed through December 31 of the applicable calendar year. Each Annual Bonus will be paid to Executive no later than March 15 of the calendar year following the calendar year during which performance is measured. Executive’s Annual Bonus for 2020 will be prorated retroactively as of June 1, 2020 such that 5/12 of the bonus is determined at the target bonus level in effect prior to the Effective Date and 7/12 of the bonus is determined based on the target bonus level described above.

(c)Equity Incentive Plan. Executive will be eligible to participate in Company’s incentive award plans as may be approved by the Board from time-to-time, including the Novan, Inc. 2016 Incentive Award Plan, at such level and on such terms as shall be approved by the Compensation Committee of the Board, in its sole discretion

(d)Paid Time Off. Executive is entitled to receive the maximum amount of paid-time-off (“PTO”) allowed under the Company’s policies, which PTO will be accrued and used in accordance with the Company’s policies.

(e)Benefits. Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’s consent.

(f)Business Expenses. The Company will reimburse all reasonable expenses incurred by Executive in the performance of his duties to the Company, provided Executive complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company.

4.EMPLOYMENT AT WILL; TERMINATION. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until termination as provided in this Section 4, and subject to the terms of Section 6. Subject to Section 6, Executive’s employment with the Company is atwill, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

5.EFFECT OF TERMINATION. Upon termination of Executive’s employment hereunder by either party regardless of the cause or reason, the Company shall pay Executive only accrued, unpaid wages through the termination date and reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy (the “Accrued Amounts”). The final payment of wages, less any withholdings required by law or properly requested by Executive, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Section 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Executive.

6.SEVERANCE PROVISIONS.

(a)Definitions. For the purposes of this Agreement, the following terms shall be defined as set out below:

i.“Cause” shall be determined in good faith by the Board (excluding Executive if then a director) and shall mean:

a.Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, or that involves moral turpitude;

b.Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Executive;

c.Executive’s failure to adequately perform his reasonably assigned duties, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within ten (10) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal;

d.Executive’s willful or material violation of any of his obligations contained in any agreement between Executive and the Company, including but not limited to the Confidentiality and Assignment of Inventions Agreement and Noncompetition Agreement executed by Executive;

e.Conduct by Executive that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that results or that may result, as reasonably determined by the Company, in material harm to the Company, including harm to its reputation; and/or

f.Any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time, if such failure causes material/reputational or financial harm to the Company.

ii.“Change in Control” shall have the same meaning given to such term in Section 2.9 of the Company’s 2016 Incentive Award Plan, as amended or restated from time to time. The Board shall have sole discretion to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and all incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

iii. “Disability” shall mean Executive’s inability due to a physical or mental impairment to perform the essential functions of his job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve-month period.

iv.“Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Executive within any legallyprescribed revocation period. Failure to provide and have in effect an Effective Release within the sixty (60) day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

v.“Good Reason” shall mean the occurrence of any of the following, in each case during the Term without Executive's consent:

a.a material diminution in Executive’s Base Salary or Annual Bonus eligibility (other than in both cases a diminution that is in connection with an across the board reduction in the base salaries or bonus eligibility of the management level employees of the Company);

b.a material, adverse change in Executive's title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement; provided, however, that Good Reason shall not exist based on Executive’s appointment to similar positions of a subsidiary or affiliate of the Company;

c.a material change in the geographic location at which Executive must perform services for the Company, not to include regular business travel; or

d.any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.

Notwithstanding the forgoing, “Good Reason” shall not include an event or condition unless (A) Executive notifies the Company within thirty (30) days of the initial existence of one of the adverse events described above, (B) Executive provides the Company with at least thirty (30) days’ written notice of his intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

vi. “Separation Date” shall mean the date that Executive’s employment is terminated.

(b)“Compensation upon Separation without “Cause” or for “Good Reason” Not in Connection with a Change in Control Upon termination of employment by the Company without Cause or upon termination of employment by Executive for Good Reason, in each case, only if Executive is not entitled to benefits under Section 6(c) of this Agreement, conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise:

i.    Payment of “Severance Pay” in an amount equal to (i) six (6) months of Executive’s current Base Salary, plus (ii) a prorated Annual Bonus calculated at the minimum target level for the calendar year in which the Separation Date occurs based on the percentage of the calendar year actually worked by Executive as of the Separation Date (both (i) and (ii) referred to herein collectively as “Regular Severance Pay”). All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments paid over the six-month period (the “Regular Severance Period”) following Executive’s Separation Date pursuant to the Company’s standard payroll practices and procedures applicable to Executive immediately prior to Executive’s separation from service and such payments shall commence on the first such payroll date on or following the 10th day after the date on which the Effective Release becomes effective and non-revocable, as provided in Section 6(a)(iv); provided, however, that if the 60th day following Executive’s termination from employment occurs in the year following the year of Executive’s termination, then the payments shall commence no earlier than January 1 of such subsequent year, and the first such installment payment may include any payments missed due to any delay under this Section 6(b)(i);

ii.    Vesting as of the Separation Date of any then unvested equity awards that would have otherwise vested through the end of the calendar year in which the Separation Date occurs; and

iii.    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse Executive during the Regular Severance Period for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (a) the six-month anniversary of the Separation Date; (b) the date Executive is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Executive becomes eligible to receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's reimbursements under this Section 6(b)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 6(b)(iii) in a manner as is necessary to comply with the ACA.

(c)Compensation upon Separation due to Change in Control. Upon termination of employment by the Company without Cause or upon termination of employment by Executive for Good Reason at the time of, or within twelve (12) months after a Change in Control, and conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise (including but not limited to the severance benefits provided for in Section 6(b) hereof):

i.    Payment of severance pay in an amount equal to (i) twelve (12) months of Executive’s current Base Salary, plus (ii) an amount equal to the Annual Bonus calculated at the minimum target level for the calendar year in which the Separation Date occurs (both (i) and (ii) referred to herein collectively as “CIC Severance Pay”). All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments paid over the twelve-month period (the “CIC Severance Period”) following Executive’s Separation Date pursuant to the Company’s standard payroll practices and procedures applicable to Executive immediately prior to Executive’s separation from service and such payments shall commence on the first such payroll date on or following the 10th day after the date on which the Effective Release becomes effective and non-revocable, as provided in Section 6(a)(iv); provided, however, that if the 60th day following Executive’s termination from employment occurs in the year following the year of Executive’s termination, then the payments shall commence no earlier than January 1 of such subsequent year, and the first such installment payment may include any payments missed due to any delay under this Section 6(c)(i);

ii.    Accelerated vesting of the remaining unvested portion of any and all equity awards issued to Executive as of the Separation Date;

iii.    If Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse Executive during the CIC Severance Period for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (a) the twelfth-month anniversary of the Separation Date; (b) the date Executive is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Executive becomes eligible to receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's reimbursements under this Section 6(c)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 6(c )(iii) in a manner as is necessary to comply with the ACA.

(d)Other Termination of Employment. Upon the termination of Executive’s employment by Executive, other than for Good Reason, or due to Executive’s death or Disability, or by the Company for Cause, Executive shall not be entitled to additional compensation under this Agreement beyond the Accrued Amounts. For clarity and the avoidance of doubt, under no circumstances will Executive be entitled to benefits under both Section 6(b) and Section 6(c).

7.SECTION 409A.

(a)Intent of the Parties. The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to be in compliance with Section 409A, and this Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of this Agreement, or if Section 409A guidance indicates that a change to this Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)Installments. If any severance or other payments that are required by this Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or inkind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any inkind benefits provided in one year shall not affect the amount of inkind benefits provided in any other year.

(c)Delay. If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any such severance or other benefit shall be made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § § 1.409A1(b)(4) (“shortterm deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

8.EXCESS PARACHUTE PAYMENTS. In the event amounts payable under this Agreement or otherwise are contingent on a change in control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (“Payment” or collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement.  If Payments are reduced pursuant to this paragraph, cash severance payments under Sections 6(b)(i) and 6(b)(iii) or Sections 6(c)(i) and 6(c)(iii), as applicable, shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

9.NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Executive:        John M. Gay
[***]

If to the Company:        Novan, Inc.
4105 Hopson Road
Morrisville, NC 27560
(Fax) (919) 237¬9212
Attn: President and Chief Executive Officer

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

10.RETURN OF COMPANY PROPERTY. Upon Executive’s separation from employment from the Company for any reason, Executive shall return to the Company all personal property belonging to the Company (“Company Property”) that is in Executive’s possession or control as of the Separation Date, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains confidential information belonging to the Company. Such Company Property shall be returned in the same condition as when provided to Executive, reasonable wear and tear excepted.

11. EMPLOYEE REPRESENTATIONS.

(a)Executive represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)Executive understands as part of the consideration for this Agreement and for Executive’s employment or continued employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c)Executive understands that during his employment for the Company he is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

12. INDEMNIFICATION.

(a)By Executive. Executive agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Executive’s prior employers that the termination of Executive’s employment with such employer, Executive’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

(b)By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Restrictive Covenants Agreements. Executive will be covered by the Company’s D&O insurance to the same extent as other executive officers and directors. The indemnification described in this Section 12 is in addition to, and not in lieu of, any right to indemnification provided by the Company to Executive pursuant to any separate written agreement between them, including but not limited to the Indemnification Agreement between the Company and Executive dated as of January 28, 2019 (the “Indemnification Agreement”).

13.SEVERABILITY. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

14.WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

15.AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

16.ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any prior or contemporaneous employment agreement, term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

17.GOVERNING LAW; VENUE. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

18.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

NOVAN, INC.

/s/ Paula Brown Stafford
Paula Brown Stafford
Chairman, President and Chief Executive Officer

JOHN M. GAY

/s/ John M. Gay

[Signature Page for Employment Agreement]